Reg. S-K

Item 601

Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-186257 and 333-209122 on Form S-3 and Registration Statement Nos. 333-53046, 333-64284, 333-70609, 333-74312, 333-75612, 333-101662, 333-164961, 333-164959, 333-164958, 333-111614, 333-179855, 333-194948, 333-203130 and 333-215556 on Form S-8 of our reports dated February 24, 2017, relating to the consolidated financial statements and financial statement schedule of Berkshire Hathaway Inc., and the effectiveness of Berkshire Hathaway Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Berkshire Hathaway Inc. for the year ended December 31, 2016.

/s/ Deloitte & Touche LLP

Omaha, Nebraska

February 24, 2017